Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Alberto-Culver Company:

We consent to the incorporation by reference in the registration statements on Form S-8 (Number 333-138794) and Form S-3 (Number 333-161833) of Alberto Culver Company of our reports dated November 23, 2010, with respect to the consolidated balance sheets of Alberto Culver Company and subsidiaries (the Company) as of September 30, 2010 and 2009, and the related consolidated statements of earnings, cash flows and stockholders’ equity and the related consolidated financial statement schedule for each of the years in the three-year period ended September 30, 2010, and the effectiveness of internal control over financial reporting as of September 30, 2010, which reports appear in the September 30, 2010 annual report on Form 10-K of Alberto Culver Company.

Our report dated November 23, 2010 on the effectiveness of internal control over financial reporting as of September 30, 2010, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting includes all of the Company’s subsidiaries except for Simple Health and Beauty Group Limited (Simple), which was acquired by the Company on December 18, 2009. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over the financial reporting of Simple.

Our report dated November 23, 2010 on the consolidated financial statements refers to a change in the Company’s method of accounting for business combinations effective October 1, 2009.

/s/ KPMG LLP

Chicago, Illinois
November 23, 2010